Exhibit 99.43

Sangui BioTech International, Inc.
1393 North Bennett Circle
Farmington, Utah 84025

c/o SanguiBioTech GmbH
Alfred-Herrhausen-Str. 44
58455 Witten

Tycoon Consulting (UK) intends to market Sangui products in several Arab Countries

Witten and Bristol, February 7, 2007 – Subsequent to an extended sales presentation held by Sangui management in Cairo, Egypt, in December, 2006, Tycoon Consulting (UK), Bristol, UK, now undertakes to market Sangui cosmetics in several Arab countries, including Saudi Arabia, the United Arabian Emirates, Kuwait, Bahrain, Jordan and Egypt.  In an agreement to this effect, Tycoon was granted exclusive distribution rights for Sangui cosmetics for the region.  Initial orders are expected to be placed with SanguiBioTech GmbH, Witten, Germany in the course of the next weeks.  Plans are to expand this cooperation to additional Sangui products such as wound management as well as to discuss further areas of partnership.

SanguiBioTech GmbH is a wholly owned subsidiary of Sangui BioTech International, Inc. (www.pinksheets.com: SGBI)

For more information please contact:

Joachim Fleing
Phone: +49 (160) 741 27 17
Fax: +49 (2302) 915 191
e-mail: fleing@sangui.de

Some of the statements contained in this news release discuss future expectations, contain projection of results of operation or financial condition or state other “forward-looking” information.  These statements are subject to known and unknown risks, uncertainties, and other factors that could cause the actual results to differ materially from those contemplated by the statements.  The forward-looking information is based on various factors and is derived using numerous assumptions.  Important factors that may cause actual results to differ from projections include, among many others, the ability of the Company to raise sufficient capital to meet operating requirement.

Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” and variations of such words and similar expressions are intended to identify such forward-looking statements.  Unless required by law, the Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.